Exhibit 99.3

                                                               Source: Empire Energy Corporation International

                                                                                            FOR IMMEDIATE RELEASE

                                                                   For more information contact Malcolm Bendall

                                                                                                        Renner Business Center

                                                                                                       16801 West 116th Street

                                                                                                        Lenexa, KS 66219-9603

                                 913.469.5615

Version 1 - 10/19/2005

PRESS RELEASE

           Empire Energy Appoints Dr. Clive Burrett to Board of Directors

Lenexa, Kansas ---(Business Wire) --- October 20, 2005.  Malcolm Bendall, President of Empire Energy Corporation International (Empire) (OTCBB:EEGC  - News) announced today that Dr. Clive Burrett of Hobart, Australia has been appointed to the Board of Directors.  Dr. Burrett was a founding member of the Board of Directors of Great Southland Minerals, Ltd (GSLM) which is a wholly owned subsidiary of Empire. He currently serves as President of GSLM.

Dr. Burrett received his BSc with honors from the University of London in 1970 and a PhD from the University of Tasmania in 1978. He is a Professor of Geology in the School of Earth Sciences at the University of Tasmania. He previously served as Chairman of the Department of Geology from 1998 to 2002. He is considered an expert on geology in Southeast Asia and Tasmania. He has published over 100 scientific papers and edited the standard volume on the “Geology of Tasmania”. He is currently supervising a graduate study focusing on the Paleozoic basin evolution in Tasmania and Laos.

Dr. Burrett has consulted on applied aspects of basin evolution, petroleum, lead and zinc deposits to companies such as Shell, CRA, Oxania and BHP in Australia, Oman, Laos, China and Thailand.

Mr. Bendall said,  "Dr. Burrett brings a wealth of knowledge regarding the Tasmanian basin to Empire’s board of directors. We are indeed fortunate to have his participation as we move into the exploration phase on our tenement."